Exhibit 99.1

NeOnc Reports Early Clinical Improvement in First Child Treated with NEO100 Under Compassionate Use in Abu Dhabi

Treating physicians report that a critically ill three-year-old boy is breathing independently and showing renewed movement following initiation of investigational treatment

CALABASAS, Calif., Oct. 16, 2026 – NeOnc Technologies Holdings, Inc. (Nasdaq: NTHI) (“NeOnc” or the “Company”), a clinical-stage biopharmaceutical company developing therapies for central nervous system (CNS) cancers, today announced early clinical improvement in its first patient treated in Abu Dhabi, United Arab Emirates, with investigational intranasal NEO100 through the Company’s Compassionate Care program. According to his treating physicians, the patient, a critically ill three-year-old boy with an aggressive brain tumor, is now breathing independently without ventilator support and beginning to move his legs following initiation of treatment. These early observations involve one patient receiving compassionate-use treatment and do not establish that NEO100 caused the improvement or predict outcomes in other patients.

“Hearing that this little boy is breathing on his own and beginning to move his legs is profoundly moving. For his family, every sign of progress matters,” said Amir F. Heshmatpour, Executive Chairman, President and Chief Executive Officer of NeOnc. “We remain cautious about these early observations and deeply grateful to his physicians and our partner, the Department of Health – Abu Dhabi, for making access to treatment possible.”

The treatment reflects coordination between NeOnc, the child’s treating physicians and the Department of Health – Abu Dhabi to provide access to investigational NEO100. The patient did not meet the eligibility criteria for the Company’s NEO100-03 pediatric clinical trial and is receiving treatment outside that trial through NeOnc’s Compassionate Care program. The program provides access to NEO100 for patients with serious or life-threatening conditions who have no comparable or satisfactory treatment alternatives.

“The improvements reported by this child’s treating physicians are encouraging, and continued clinical observation is essential to understand his progress,” said Thomas Chen, MD, PhD, Founder, Chief Medical Officer and Chief Scientific Officer of NeOnc. “This individual experience does not establish safety or efficacy. Our pediatric clinical program is designed to evaluate NEO100 systematically in children with serious brain tumors.”

NEO100 is a highly purified form of perillyl alcohol administered intranasally. Its delivery approach is designed to provide a non-invasive route to the brain. NEO100 remains investigational, and its safety and efficacy in pediatric patients have not been established.

The treatment builds on NeOnc’s expanding development activities in Abu Dhabi. In June 2026, the Company announced that the Department of Health – Abu Dhabi had granted IND authorization for NEO100 across its NEO100-01, NEO100-02 and NEO100-03 protocols, encompassing adult Phase 1 through Phase 2 studies and a pediatric Phase 1 and Phase 1b pathway pending further protocol review. In March 2025, NeOnc announced that the U.S. Food and Drug Administration had granted Rare Pediatric Disease Designation to NEO100 for pediatric-type diffuse high-grade gliomas. These authorizations and designations do not constitute approval for commercial use.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. is a clinical-stage biopharmaceutical company developing therapies for central nervous system cancers. Its investigational programs include intranasal NEO100 and oral NEO212. NEO212 has completed Phase 1 dose escalation and is advancing toward Phase 2 development. NeOnc exclusively licenses a worldwide portfolio of issued patents and pending applications from the University of Southern California related to NEO100, NEO212 and other drug candidates and delivery approaches.

For more information, visit https://neonc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the continued treatment of pediatric patients in Abu Dhabi through the Company’s Compassionate Care program, the Company’s clinical development activities in the United Arab Emirates, and the clinical potential of NEO100. These statements reflect current expectations and involve risks and uncertainties. Patients may not be treated or respond as expected, and treatment remains subject to applicable clinical, regulatory and institutional requirements; experience with individual patients treated through compassionate use may not be predictive of results in clinical trials; future studies may not demonstrate safety or efficacy; and no regulatory pathway or marketing approval is assured. Actual results may differ materially. Readers should consider the risk factors described in the Company’s most recent filings with the Securities and Exchange Commission. These statements speak only as of the date of this release.

The Company undertakes no obligation to update forward-looking statements except as required by law.

“NEO100” and “NEO212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Contacts

Company Contact:
info@neonc.com

Investor Contact:
Jon Nugent
Jon Nugent Communications
jon@jonnugent.com
205-566-3026